Exhibit 99

Eaton Reports Fourth Quarter Net Income of $0.46 Per Share
Earnings Reflect Anticipated Adjustments from Closing Cooper Acquisition in Fourth Quarter
Bridge Financing for Cooper Acquisition Has Been Repaid
Cooper Integration on Track
DUBLIN, Ireland … Diversified industrial manufacturer Eaton Corporation plc (NYSE:ETN) today announced net income per share of $0.46 for the fourth quarter of 2012, reflecting the impact of closing the acquisition of Cooper Industries plc on November 30, 2012. Net income included charges related to integrating recent acquisitions and transaction costs related to acquisitions. Excluding these charges, operating earnings per share in the fourth quarter of 2012 were $0.82 compared to $1.08 per share in the fourth quarter of 2011. Operating earnings per share in 2012 included restructuring actions of $(0.14) per share taken in the fourth quarter related to weaker than originally anticipated end market demand in the fourth quarter of 2012, weakness which is expected to continue into early 2013.
Sales in the quarter were $4.3 billion, 7 percent higher than the same period in 2011. Net income in the fourth quarter of 2012 was $179 million compared to $362 million in 2011, a decrease of 51 percent. Operating earnings, which exclude acquisition integration charges and acquisition transaction costs, were $316 million compared to $366 million in 2011, a decrease of 14 percent.
Alexander M. Cutler, Eaton chairman and chief executive officer, said, “We closed the acquisition of Cooper at the end of November and are off to a great start on the integration of Cooper into Eaton. As we had previously communicated, the closing of the Cooper transaction resulted in several unusual financial impacts to our fourth quarter results. Among these were $152 million of transaction costs reflected in our fourth quarter results. We also incurred $24 million of acquisition integration charges in the quarter.
“Sales growth in the fourth quarter of 7 percent consisted of a decline of 6 percent in core sales and a reduction of 1 percent from foreign exchange, offset by an increase of 14 percent from acquisitions. Of the 14 percent sales growth from acquisitions, Cooper represented 12 percent. End markets in the fourth quarter declined by 5 percent,” said Cutler.
For the full year 2012, sales were $16.3 billion, 2 percent higher than 2011. Net income was $1.22 billion, and net income per share was $3.46. Operating earnings in 2012 totaled $1.38 billion, an increase of 2 percent compared to 2011. Operating earnings per share for 2012 were $3.94 versus $3.96 in 2011.
“Our full year 2012 sales increase of just 2 percent reflects the impact of continued uncertainty about economic growth in all major regions of the world,” said Cutler. “Looking back at 2012, while weak economic conditions impacted our sales growth, with the acquisition of Cooper, 2012 will go down in Eaton's history as a year of immense transformation.
“We were able to obtain very attractive financing on the debt we issued in connection with the Cooper acquisition,” said Cutler. “We issued $4.9 billion of term debt, with maturities from 3 to 30 years, at an average rate of 2.74 percent. We also used $1.67 billion of our bridge facility to close the transaction. As of last Friday, we have repaid the bridge financing.
“Our board will address the first quarter dividend at its meeting later this month,” said Cutler.
“In 2013, we anticipate our revenues will grow approximately 42 percent,” said Cutler. “Acquisitions completed in 2012 are expected to add $6 billion of revenues.
“We expect that 2013 operating earnings per share will set a record,” said Cutler. “We estimate that first quarter operating earnings per share, which exclude an estimated $33 million of charges to integrate our recent acquisitions, will be between $0.70 and $0.80 per share. Note that this guidance includes a charge of $0.06 to complete the Cooper inventory purchase price adjustment.
“For the full year 2013, we estimate that operating earnings per share, which exclude an estimated $145 million of charges to integrate our recent acquisitions, will be between $4.05 and $4.45 per share,” said Cutler. “Based on the midpoint of this guidance, our operating earnings per share in 2013 will grow 8 percent.”

Business Segment Results
Fourth quarter sales for the Electrical Americas segment were $1.2 billion, up 3 percent from the fourth quarter of 2011. Operating profits in the fourth quarter were $190 million. Excluding acquisition integration charges of $3 million during the quarter, operating profits totaled $193 million, up 11 percent from the fourth quarter of 2011.
“End markets for our Electrical Americas segment grew 1 percent during the fourth quarter, and our orders grew 11 percent,” said Cutler. “Our operating margin was 16.7 percent.
“Our U.S. nonresidential electrical and residential electrical markets showed good growth during the quarter, while the power quality market remained soft,” said Cutler.
Fourth quarter sales for the Electrical Rest of World segment were $711 million, up 2 percent over the fourth quarter of 2011. This is the first quarter of revenue growth in over a year. Operating profits were $68 million. Excluding acquisition integration charges of $3 million during the quarter, operating profits totaled $71 million, up 1 percent over the fourth quarter of 2011.
“During the fourth quarter, our Rest of World electrical markets declined 5 percent, as both Europe and APAC remained soft,” said Cutler. “Despite the market decline, we were able to grow our revenues and post an operating margin of 10.0 percent in the quarter. The restructuring actions we took in the quarter reduced the margin by 0.4 percent. Orders in the fourth quarter increased 2 percent.”
Fourth quarter sales for the Cooper segment were $470 million, reflecting Eaton's ownership of Cooper for the month of December. Operating profits were $66 million. Excluding acquisition integration charges of $2 million during the quarter, operating profits were $68 million.
“In 2013, we are going to be resegmenting our electrical business,” said Cutler. “We will be reporting two segments, the first named Electrical Products and the second named Electrical Systems and Services. For 2013, we expect our overall electrical markets to grow 3 to 4 percent.”
In the Hydraulics segment, fourth quarter sales were $693 million, 2 percent lower than the fourth quarter of 2011. The 2 percent sales decline was made up of 10 percent growth from acquisitions offset by an 11 percent decline in core growth and a 1 percent decline from foreign exchange. Hydraulics markets in the fourth quarter declined 11 percent compared to the same period in 2011, with U.S. markets down 9 percent and non-U.S. markets down 12 percent.
Operating profits in the fourth quarter were $44 million. Excluding acquisition integration charges of $7 million in the fourth quarter of 2012, operating profits were $51 million, down 52 percent from the fourth quarter of 2011.
“The global hydraulics market had another weak quarter, as mobile OEMs in particular maintained a cautious stance regarding future volumes. Our bookings in the quarter declined 24 percent from the fourth quarter of 2011,” said Cutler. “To address continued weakness in our Hydraulics markets, particularly in Europe, we took restructuring actions in the fourth quarter that reduced our Hydraulics margins by 2.5 percent. For 2013, we anticipate global hydraulics markets will decline by 4 percent, with U.S. markets down a bit more than non-U.S. markets.”
The Aerospace segment posted fourth quarter sales of $434 million, an increase of 1 percent over the fourth quarter of 2011. Aerospace markets in the fourth quarter grew by 1 percent. Aerospace orders declined by 4 percent during the quarter. Operating profits in the fourth quarter were $45 million, down 42 percent from the fourth quarter of 2011.
“Aerospace markets in the fourth quarter posted just 1 percent growth, as good growth in commercial deliveries and modest growth in the commercial aftermarket was largely offset by a decline in the defense aerospace markets,” said Cutler. “The mix shift we have experienced has been the primary driver of our lower margins in 2012. We also took restructuring actions in the quarter to improve the efficiency of the business, reducing our operating margin by 0.9 percent. For 2013, we anticipate our aerospace markets will grow 2 percent.”

The Truck segment posted sales of $504 million in the fourth quarter, down 26 percent compared to 2011. Truck markets in the fourth quarter declined 13 percent, with U.S. markets down 14 percent and non-U.S. markets down 12 percent. Operating profits were $81 million, down 41 percent from the fourth quarter of 2011, partly impacted by restructuring actions taken to reflect weaker markets. The restructuring actions reduced the operating margin by 1.6 percent.
The Automotive segment posted fourth quarter sales of $367 million, down 8 percent from the fourth quarter of 2011. Automotive unit production in the fourth quarter declined by 7 percent, with U.S. markets up 5 percent and non-U.S. markets down 11 percent. Operating profits in the fourth quarter were $17 million, down 60 percent from the fourth quarter of 2011 largely due to restructuring actions taken during the quarter to deal with continued soft conditions in Europe. The restructuring actions reduced the operating margin by 2.7 percent.
“Starting in 2013, our truck and automotive drivetrain and powertrain systems businesses will be reported as the Vehicle segment,” said Cutler. “We expect our Vehicle markets to grow 2 percent during 2013.”
Eaton is a diversified power management company providing energy-efficient solutions that help our customers effectively manage electrical, hydraulic and mechanical power. With 2012 sales of $16.3 billion, Eaton is a global technology leader in electrical products, systems and services for power quality, distribution and control, power transmission, lighting and wiring products; hydraulics components, systems and services for industrial and mobile equipment; aerospace fuel, hydraulics and pneumatic systems for commercial and military use; and truck and automotive drivetrain and powertrain systems for performance, fuel economy and safety. Eaton acquired Cooper Industries plc in 2012. Eaton has approximately 103,000 employees and sells products to customers in 175 countries. For more information, visit www.eaton.com.
Notice of conference call: Eaton's conference call to discuss its fourth quarter and full year 2012 results is available to all interested parties as a live audio webcast today at 10 a.m. United States Eastern time via a link on the center of Eaton's home page. This news release can be accessed under its headline on the home page. Also available on the website prior to the call will be a presentation on fourth quarter results, which will be covered during the call.
This news release contains forward-looking statements concerning the first quarter 2013 and full year 2013 operating earnings per share, the growth in full year 2013 revenues, the performance of our worldwide markets, and our growth in relation to end markets. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company's control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company's business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; increases in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; the impact of acquisitions and divestitures; unanticipated difficulties integrating acquisitions or realizing expected synergies from the Cooper acquisition; new laws and governmental regulations; interest rate changes; changes in currency exchange rates; stock market fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.
Financial Results
The company's comparative financial results for the three months and year ended December 31, 2012 are available on the company's website, www.eaton.com.

EATON CORPORATION plc
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended December 31		Year ended December 31

(In millions except for per share data)	2012	2011	2012	2011
Net sales	$4,333	$4,033	$16,311	$16,049

Cost of products sold	3,132	2,817	11,448	11,261
Selling and administrative expense	815	707	2,894	2,738
Research and development expense	126	101	439	417
Interest expense-net	108	26	208	118
Other expense (income)-net	64	(8)	71	(38)
Income before income taxes	88	390	1,251	1,553
Income tax (benefit) expense	(92)	29	31	201
Net income	180	361	1,220	1,352
Adjustment for net (income) loss for noncontrolling interests	(1)	1	(3)	(2)
Net income attributable to Eaton common shareholders	$179	$362	$1,217	$1,350

Net income per common share
Diluted	$0.46	$1.07	$3.46	$3.93
Basic	0.47	1.08	3.54	3.98

Weighted-average number of common shares outstanding
Diluted	384.4	338.1	350.9	342.8
Basic	381.3	334.2	347.8	338.3

Reconciliation of net income attributable to Eaton common shareholders to operating earnings
Net income attributable to Eaton common shareholders	$179	$362	$1,217	$1,350
Excluding acquisition integration charges and transaction costs (after-tax)	137	4	167	10
Operating earnings	$316	$366	$1,384	$1,360

Net income per common share - diluted	$0.46	$1.07	$3.46	$3.93
Excluding per share impact of acquisition integration charges and transaction costs (after-tax)	0.36	0.01	0.48	0.03
Operating earnings per common share	$0.82	$1.08	$3.94	$3.96
See accompanying notes.

EATON CORPORATION plc
BUSINESS SEGMENT INFORMATION

	Three months ended December 31		Year ended December 31

(In millions)	2012	2011	2012	2011
Net sales
Electrical Americas	$1,154	$1,121	$4,517	$4,192
Electrical Rest of World	711	699	2,731	2,984
Cooper	470	—	470	—
Hydraulics	693	705	2,960	2,835
Aerospace	434	430	1,719	1,648
Truck	504	680	2,309	2,644
Automotive	367	398	1,605	1,746
Total net sales	$4,333	$4,033	$16,311	$16,049

Segment operating profit
Electrical Americas	$190	$173	$749	$605
Electrical Rest of World	68	69	249	278
Cooper	66	—	66	—
Hydraulics	44	103	369	438
Aerospace	45	78	213	244
Truck	81	137	420	486
Automotive	17	42	150	209
Total segment operating profit	511	602	2,216	2,260

Corporate
Amortization of intangible assets	(66)	(47)	(195)	(190)
Interest expense-net	(108)	(26)	(208)	(118)
Pension and other postretirement benefits expense	(41)	(37)	(162)	(142)
Inventory step-up adjustment	(38)	—	(42)	(5)
Other corporate expense-net	(170)	(102)	(358)	(252)
Income before income taxes	88	390	1,251	1,553
Income tax (benefit) expense	(92)	29	31	201
Net income	180	361	1,220	1,352
Adjustment for net (income) loss for noncontrolling interests	(1)	1	(3)	(2)
Net income attributable to Eaton common shareholders	$179	$362	$1,217	$1,350
See accompanying notes.

EATON CORPORATION plc
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2012	December 31, 2011
(In millions)
Assets
Current assets
Cash	$577	$385
Short-term investments	527	699
Accounts receivable-net	3,510	2,444
Inventory	2,349	1,701
Other current assets	945	597
Total current assets	7,908	5,826

Property, plant and equipment-net	3,877	2,602

Other noncurrent assets
Goodwill	14,396	5,537
Other intangible assets	6,779	2,192
Deferred income taxes	1,261	1,134
Other assets	1,615	582
Total assets	$35,836	$17,873

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$757	$86
Current portion of long-term debt	314	321
Accounts payable	1,879	1,491
Accrued compensation	463	420
Other current liabilities	2,006	1,319
Total current liabilities	5,419	3,637

Noncurrent liabilities
Long-term debt	9,762	3,366
Pension liabilities	1,997	1,793
Other postretirement benefits liabilities	732	642
Deferred income taxes	2,024	442
Other noncurrent liabilities	774	501
Total noncurrent liabilities	15,289	6,744

Shareholders’ equity
Eaton shareholders’ equity	15,086	7,469
Noncontrolling interests	42	23
Total equity	15,128	7,492
Total liabilities and equity	$35,836	$17,873
See accompanying notes.

EATON CORPORATION plc
NOTES TO THE FOURTH QUARTER 2012 EARNINGS RELEASE
Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution).
Eaton Corporation plc (Eaton or Company), formerly known as Eaton Corporation Limited, was incorporated under the laws of Ireland on May 10, 2012, and became the successor registrant to Eaton Corporation on November 30, 2012, in connection with the consummation of Eaton's acquisition of Cooper Industries plc (Cooper). Eaton Corporation shares were cancelled and exchanged for Eaton Corporation plc shares on a one-for-one basis. On December 3, 2012, Eaton Corporation plc began trading on the New York Stock Exchange under the same symbol used by Eaton Corporation (“ETN”) prior to November 30, 2012. See Note 1 for additional information about the acquisition of Cooper.
This earnings release includes certain non-GAAP financial measures. These financial measures include operating earnings, operating earnings per common share, and operating profit before acquisition integration charges and transaction costs, each of which excludes amounts that differ from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they exclude transactions of an unusual nature, allowing investors to more easily compare Eaton's financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

Note 1. ACQUISITIONS AND SALE OF BUSINESSES
On November 30, 2012, Eaton Corporation acquired Cooper for a purchase price of $13,192. The total purchase price is comprised of cash totaling $6,543 and Eaton share consideration valued at $6,649. Cooper is a diversified global manufacturer of electrical products and systems, with brands including Bussmann electrical and electronic fuses; Crouse-Hinds and CEAG explosion-proof electrical equipment; Halo and Metalux lighting fixtures; and Kyle and McGraw-Edison power systems products. Cooper had annual sales of $5,409 million for 2011. Eaton's Consolidated Financial Statements include Cooper's results of operations from November 30, 2012 through December 31, 2012. For segment reporting purposes, Cooper has been identified as a segment at December 31, 2012.
In 2012 and 2011, Eaton acquired other businesses and entered into a joint venture in separate transactions. The Consolidated Statements of Income include the results of these businesses from the dates of the transactions or formation. These transactions and the related annual sales prior to acquisition are summarized below:

Acquired businesses and joint venture	Date of transaction	Business segment	Annual sales

Rolec Comercial e Industrial S.A.	September 28, 2012	Electrical Americas	$85 for the 12 months ended September 30, 2012
A Chilean manufacturer of integrated power assemblies and low- and medium-voltage switchgear, and a provider of engineering services serving mining and other heavy industrial applications in Chile and Peru.

Jeil Hydraulics Co., Ltd.	July 6, 2012	Hydraulics	$189 for 2011
A Korean manufacturer of track drive motors, swing drive motors, main control valves and remote control valves for the construction equipment market.

Polimer Kaucuk Sanayi ve Pazarlama A.S.	June 1, 2012	Hydraulics	$335 for 2011
A Turkish manufacturer of hydraulic and industrial hose for construction, mining, agriculture, oil and gas, manufacturing, food and beverage, and chemicals markets. This business sells its products under the SEL brand name.

Gycom Electrical Low-Voltage Power Distribution, Control and Automation	June 1, 2012	Electrical Rest of World	$24 for 2011
A Swedish electrical low-voltage power distribution, control and automation components business.

Acquired businesses and joint venture	Date of transaction	Business segment	Annual sales

E.A. Pedersen Company	December 29, 2011	Electrical Americas	$37 for 2011
A United States manufacturer of medium voltage switchgear, metal-clad switchgear, power control buildings and relay control panels primarily for the electrical utilities industry.

IE Power, Inc.	August 31, 2011	Electrical Americas	$5 for 2010
A Canadian provider of high power inverters for a variety of mission-critical applications including solar, wind and battery energy storage.

E. Begerow GmbH & Co. KG	August 15, 2011	Hydraulics	$84 for 2010
A German system provider of advanced liquid filtration solutions. This business develops and produces technologically innovative filter media and filtration systems for food and beverage, chemical, pharmaceutical and industrial applications.

ACTOM Low Voltage	June 30, 2011	Electrical Rest of World	$65 for the year ended May 31, 2011
A South African manufacturer and supplier of motor control components, engineered electrical distribution systems and uninterruptible power supply (UPS) systems.

C.I. ESI de Colombia S.A.	June 2, 2011	Electrical Americas	$8 for 2010
A Colombian distributor of industrial electrical equipment and engineering services in the Colombian market, focused on oil and gas, mining, and industrial and commercial construction.

Internormen Technology Group	May 12, 2011	Hydraulics	$55 for 2010
A Germany-based manufacturer of hydraulic filtration and instrumentation with sales and distribution subsidiaries in China, the United States, India and Brazil.

Eaton-SAMC (Shanghai) Aircraft Conveyance System Manufacturing Co., Ltd.	March 8, 2011	Aerospace	Joint venture
A 49%-owned joint venture in China focusing on the design, development, manufacturing and support of fuel and hydraulic conveyance systems for the global civil aviation market.

Tuthill Coupling Group	January 1, 2011	Hydraulics	$35 for the year ended November 30, 2010
A United States based manufacturer of pneumatic and hydraulic quick coupling solutions and leak-free connectors used in industrial, construction, mining, defense, energy and power applications.
Sale of Apex Tool Group, LLC
In July 2010, Cooper formed a joint venture, named Apex Tool Group, LLC (Apex), with Danaher Corporation (Danaher). Apex was formed by combining Cooper’s Tools business with certain Tools businesses from Danaher’s Tools and Components segment. Cooper and Danaher each owned a 50% interest in the joint venture, had equal representation on its Board of Directors and had a 50% voting interest in the joint venture.
On October 10, 2012, Cooper and Danaher announced they had entered into a definitive agreement to sell Apex to Bain Capital for approximately $1.6 billion subject to post-closing adjustments. On February 1, 2013, the sale of Apex was completed.

Note 2. ACQUISITION INTEGRATION CHARGES AND TRANSACTION COSTS
Eaton incurs integration charges and transaction costs related to acquired businesses. A summary of these charges follows:

	Acquisition integration charges and transaction costs		Operating profit as reported		Operating profit excluding acquisition integration charges
	Three months ended December 31
	2012	2011	2012	2011	2012	2011
Acquisition integration charges
Electrical Americas	$3	$1	$190	$173	$193	$174
Electrical Rest of World	3	1	68	69	71	70
Cooper	2	—	66	—	68	—
Hydraulics	7	3	44	103	51	106
Aerospace	—	—	45	78	45	78
Truck	—	—	81	137	81	137
Automotive	—	—	17	42	17	42
Total business segments	15	5	$511	$602	$526	$607
Corporate integration charges	9	—
Total acquisition integration charges	$24	$5

Transaction costs
Corporate transaction costs	$90	$—
Financing fees	62	—
Total transaction costs	$152	$—

Total acquisition integration charges and transaction costs before income taxes	$176	$5
Total after income taxes	$137	$4
Per common share - diluted	$0.36	$0.01

	Year ended December 31
	2012	2011	2012	2011	2012	2011
Acquisition integration charges
Electrical Americas	$7	$8	$749	$605	$756	$613
Electrical Rest of World	8	2	249	278	257	280
Cooper	2	—	66	—	68	—
Hydraulics	16	4	369	438	385	442
Aerospace	—	—	213	244	213	244
Truck	—	—	420	486	420	486
Automotive	—	—	150	209	150	209
Total business segments	33	14	$2,216	$2,260	$2,249	$2,274
Corporate integration charges	11	—
Total acquisition integration charges	$44	$14

Transaction costs
Corporate transaction costs	$106	$—
Financing fees	72	—
Total transaction costs	$178	$—

Total acquisition integration charges and transaction costs before income taxes	$222	$14
Total after income taxes	$167	$10
Per common share - diluted	$0.48	$0.03

Integration charges for the fourth quarter of 2012 were related primarily to Polimer Kaucuk Sanayi ve Pazarlama (SEL), Cooper and Jeil Hydraulics. Integration charges for the full year of 2012 were related primarily to SEL, Jeil Hydraulics, The Moeller Group, Cooper and Internormen Technology Group. Integration charges in 2011 were related primarily to CopperLogic, Tuthill Coupling Group, Wright Line Holding, EMC Engineers and Internormen Technology Group. These charges were included in Cost of products sold or Selling and administrative expense, as appropriate.
Corporate integration charges in 2012 were related primarily to the acquisition of Cooper. These charges were included in Selling and administrative expense. In Business Segment Information the charges were included in Other corporate expense-net.
Acquisition-related transaction costs, such as investment banking, legal, and other professional fees are not included as a component of consideration transferred in an acquisition, but are expensed as incurred. Acquisition-related transaction costs in 2012 were related primarily to the acquisition of Cooper. These charges were included in Selling and administrative expense, Interest expense-net, and Other expense (income)-net. In Business Segment Information the charges were included in Interest expense-net and Other corporate expense-net.
See Note 1 for additional information about Cooper and other business acquisitions.

Note 3. DEBT
On November 14, 2012, Eaton received proceeds totaling $4,853, net of financing costs and nominal discounts, from the issuance of senior notes (the Senior Notes) totaling $4,900 related to financing the cash portion of the acquisition of Cooper. The Senior Notes are comprised of five tranches which mature in 2015, 2017, 2022, 2032 and 2042, with interest payable semi-annually at a respective rate of 0.95%, 1.50%, 2.75%, 4.00% and 4.15%. The Senior Notes are fully and unconditionally guaranteed on an unsubordinated, unsecured basis by Eaton and certain of its direct and indirect subsidiaries, including Cooper, and are subject to customary covenants. This debt obligation is classified as long-term based on its terms.
On November 30, 2012, the closing date of the acquisition of Cooper, Eaton borrowed $1,669 on a $6,750 364-day bridge facility (the Facility) which was obtained on May 21, 2012. The Facility was obtained to finance a portion of the cash paid to acquire Cooper. At December 31, 2012, $669 remained outstanding on the Facility and was classified as current based on its terms. On February 1, 2013, Eaton repaid the outstanding balance on the Facility.

Note 4. RETIREMENT BENEFITS PLANS
The components of retirement benefits expense follow:

	Three months ended December 31
	Pension benefit expense		Other postretirement benefits expense
	2012	2011	2012	2011
Service cost	$42	$35	$4	$3
Interest cost	55	52	9	11
Expected return on plan assets	(68)	(58)	(1)	—
Amortization	34	22	3	3
	63	51	15	17
Curtailment loss	1	—	—	—
Settlement loss	4	6	—	—
Total expense	$68	$57	$15	$17

	Year ended December 31
	Pension benefit expense		Other postretirement benefits expense
	2012	2011	2012	2011
Service cost	$165	$141	$17	$15
Interest cost	211	210	38	41
Expected return on plan assets	(260)	(234)	(6)	—
Amortization	133	88	13	12
	249	205	62	68
Curtailment loss	1	1	—	—
Settlement loss	23	21	—	—
Total expense	$273	$227	$62	$68

Note 5. INCOME TAXES
The effective tax rate for the fourth quarter of 2012 was a benefit of 102.8% compared to expense of 7.2% for the fourth quarter 2011. The effective tax rate for full year 2012 was expense of 2.5% compared to expense of 12.9% for full year 2011. The lower effective tax rates in both the fourth quarter and full year 2012, compared to 2011, were primarily attributable to realization of a significant international tax benefit from actions taken after the acquisition of Cooper, enhanced foreign tax credit utilization, lower tax provisions in several international locations associated with restructuring actions, and greater levels of income in lower tax jurisdictions.

CONTACT:
Eaton
Scott Schroeder, +1 (440) 523-5150 (Media Relations)
scottrschroeder@eaton.com
or
Donald Bullock, +1 (440) 523-5127 (Investor Relations)